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                                                                     EXHIBIT 4.3

                                COMSTAR.NET, INC.
                             STOCK PURCHASE WARRANT


         THIS STOCK PURCHASE WARRANT is issued by comstar.net, inc., a Georgia corporation (the "Company"), on this ___ day of _________, ______ by the Company to ___________________________________ (hereinafter referred to as "Holder,"
which term shall include any subsequent assignee or transferee of this Warrant).

         1. Issuance of Warrant. In consideration of the Holder's providing certain financing to the Company, the Company hereby grants to the Holder the right to purchase ____________ (_________) shares of the Company's common stock, without par value (the "Common Stock"), upon the surrender hereof, at the Exercise Price (as defined in Section 3 below) per share. The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Warrant Shares." The number of Warrant Shares and the Exercise Price are subject to adjustment as provided in Section 8 below.

         2. Term. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable from the date hereof until 5:00 p.m. eastern time on the tenth (10th) anniversary of the date of this Warrant (the "Expiration Date") and shall be void thereafter.

         3. Price. The purchase price per share for which the Warrant Shares may be purchased pursuant to the terms of this Warrant shall be Three Dollars and Twenty-Eight Cents ($3.28) per share (the "Exercise Price") as adjusted from time to time pursuant to Section 8 hereof.

         4. Exercise.

            (a) This Warrant may be exercised by the Holder hereof in whole or in part at any time and from time to time from the date of hereof until the Expiration Date by surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A, duly completed and executed on behalf of the Holder, at the principal executive office of the Company, or at such other address as the Company shall designate in a written notice to the Holder hereof, together with a certified check payable to the Company for the aggregate Exercise Price of the Warrant Shares so purchased; provided, however, that this Warrant must be exercised in minimum increments of five hundred (500) shares (or, if fewer, the number of Warrant Shares for which this Warrant is then exercisable).

            (b) Upon exercise of this Warrant as aforesaid, the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on the date of exercise. As promptly as practicable on or after such date, and in any event within ten (10) days thereafter, the Company shall execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Warrant Shares for which this Warrant is being exercised, in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to fewer than all of the Warrant

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Shares, the Company, at its expense, will issue to the Holder a new Warrant covering the number of Warrant Shares with respect to which this Warrant shall not have been exercised, which new Warrant shall be identical to this Warrant except for the number of shares. If, upon exercise of this Warrant, the Holder would be entitled to acquire a fractional share of the Company's Common Stock, such fractional share shall be disregarded, and the number of shares subject to this Warrant shall be rounded down to the next lower number of shares, and the Holder shall be entitled to receive from the Company a cash payment equal to the product of the per share Exercise Price multiplied by such fraction. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Warrant Shares upon exercise of this Warrant.

         5. Covenants. The Company covenants and agrees that all Warrant Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

         6. Transfer of Warrant. This Warrant may only be transferred by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions.

         7. Warrant Holder Not Shareholder. This Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company.

         8. Adjustment Upon Changes in the Company Common Stock.

            (a) If all or any portion of this Warrant shall be exercised subsequent to the date of any stock split, stock dividend, recapitalization, combination of shares of the Company or other similar event occurring after the date hereof, or the record date therefor, as applicable, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to the date of such stock split, stock dividend, recapitalization, combination of shares or other similar event, or the record date therefor, as applicable. If any adjustment under this Section 8(a) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 8(a), the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated. For purposes hereof, the granting of stock or options pursuant to a merger, asset acquisition, option agreement or other transaction where all of the shareholders of the Company do not participate shall not be

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considered a stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event giving rise to an adjustment.

           (b) If all or any portion of this Warrant shall be exercised subsequent to any merger, consolidation, exchange of shares, separation, reorganization or liquidation of the Company, or other similar event where all of the shareholders of the Company participate, or the record date therefor, as applicable, as a result of which all shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of securities of the Company or another entity, or the holders of Common Stock are entitled to receive cash or other property, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares, cash or other property which such Holder would have received if this Warrant had been exercised immediately prior to such merger, consolidation, exchange of shares, separation, reorganization or liquidation or other similar event, or the record date therefor, as applicable. If any adjustment under this Section 8(b) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 8(b), the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

           (c) If the Company shall issue shares of Common Stock, or options, warrants or other rights convertible into Common Stock, for a per share price, exercise price or consideration of or valued at less than the Exercise Price then in effect, then unless such issuance is, or is made in connection with, an "Exempted Event," as defined below, the Exercise Price shall be reduced to a price equal to the lower per share price, exercise price or consideration. For the purposes of this Warrant, the following shall be deemed to be Exempted Events if approved by a majority of the Company's Board of Directors (or with respect to (C) below, a majority of the members of the Compensation Committee of the Board of Directors), including a majority of the directors of the Company who are not employees of the Company:

               (A) the acquisition of another corporation or entity by the Company by merger, purchase of substantially all the assets or other reorganization as a result of which the Company or its shareholders prior to the transaction own more than 50% of the voting power of the resulting corporation or other entity;

               (B) equipment leases or borrowings, direct or indirect, from financial or other institutions regularly engaged in such business;

               (C) the issuance of shares of Common Stock, and options, warrants or rights convertible into Common Stock, to employees, consultants or directors of the Company pursuant to any incentive agreement or arrangement;

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                 (D) a transaction in which the Company licenses any
intellectual property to be used in the business of the Company; or

                 (E) a strategic joint venture or alliance between the Company and another party to which the securities are issued, or an affiliate thereof.

         9.  Notice of Certain Events. In case:

             (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of capital stock of any class, or to receive any other rights; or

             (b) of any capital reorganization, any reclassification of shares of capital stock of the Company (other than a subdivision or combination of outstanding shares of Common Stock to which Section 8 applies), or any consolidation or merger of the Company or the sale or transfer of all or substantially all of the assets of the Company; or

             (c) of any voluntary dissolution, liquidation, or winding up of the Company;

then the Company shall mail (at least ten (10) days prior to the applicable date referred to in subclause (x) or in subclause (y) below, as the case may be), to the Holder at the address set forth in the Company's stock records, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or rights are to be determined, or (y) the date on which such capital reorganization, reclassification, consolidation, merger, sale, transfer dissolution, liquidation, or winding up is expected to become effective, and, if applicable, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, capital reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, or winding up.

         10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made entirely within the State.

         11. Severability. If any provision(s) of this Warrant or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

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         12. Counterparts. This Warrant may be executed in any number of counterparts and by different parties to this Warrant in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.

IN WITNESS WHEREOF, the undersigned has caused this Warrant to be executed by its duly authorized officer to be effective as of the ___ day of _________,
____.



                                   comstar.net, inc.


                                   By:
                                      -----------------------------------------
                                       J. Cary Howell, Chief Executive Officer


Accepted:



-------------------------------
(Name of Warrant Holder)



By:
   -----------------------------
Name:
Title:

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                                                                       EXHIBIT A


                               NOTICE OF EXERCISE


To:      comstar.net, inc.

         The undersigned, the Holder of the foregoing Warrant and pursuant to the terms hereof, hereby elects to exercise rights represented by said Warrant for, and to purchase thereunder, shares of the Company's Common Stock covered by said Warrant, and tenders herewith payment of the purchase price in full for such shares of $_________, by cash, through the delivery of a certified check.

         The undersigned hereby requests that certificates for such shares (or any other securities or other property issuable upon such exercise) be issued in the name of and delivered to the undersigned at the address set forth below.


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Date:                               By:
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                                    Its:
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                                    Address:


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